Exhibit 99.1


[CAPITAL TRUST LOGO]

Contact:   Rubenstein Associates

           Robert Solomon: (212) 843-8050


Capital Trust, Inc. Announces Completion of Second Closing of Direct Public Offering
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      NEW YORK, NY - June 21, 2004 - Capital Trust, Inc. (NYSE: CT) announced that it had completed the second closing of the direct public offering of its common stock and warrants to affiliates of W. R. Berkley Corporation (NYSE:
BER).

      Pursuant to a securities purchase agreement signed May 11, 2004, affiliates of W. R. Berkley Corporation bought 325,000 shares of Capital Trust's class A common stock for a total purchase price of $7,605,000. In addition, the previously issued warrants became exercisable on June 17, 2004 when the issuance of the underlying shares was approved by shareholders at the Company's annual meeting. The warrants have an exercise price of $23.40 per share and expire on December 31, 2004. On May 11, 2004, pursuant to the securities purchase agreement, the Company sold 1,310,000 shares of Capital Trust's class A common stock and the warrants to purchase 365,000 shares for a total price of $30,654,000.

      Capital Trust intends to use the net proceeds from the sale of the shares for general corporate purposes, including funding balance sheet investment activity, capital commitments to managed funds, potential business acquisitions and repayment of indebtedness.

      A registration statement relating to the offering of the shares and warrants, including the shares issuable upon the exercise of the warrants, has been filed with the Securities and Exchange Commission and has been declared effective (File No. 333-111261). This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended may be obtained from Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, Attention: Investor Relations (Telephone: (212) 655-0220).